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THE LOEWEN GROUP INC.
(NYSE, TSE, ME: LWN)                                                       NEWS

Investor contacts:                                  Media Contact:
Paul Wagler, Senior Vice President, Finance         Dave Laundy, Vice President
                                                    Corp. Communications
Dwight Hawes, Vice President, Finance               Tel: (604) 293-7857
Chris Hunter, Director, Investor Relations
The Loewen Group Inc.

                            FOR IMMEDIATE RELEASE

                THE LOEWEN GROUP ANNOUNCES FILING OF CANADIAN
                         PRELIMINARY DEBT PROSPECTUS

VANCOUVER, BC, September 4, 1997 -- The Loewen Group Inc. announced it will file today a preliminary prospectus with Canadian securities regulatory authorities for a public offering in Canada of Cdn. $200,000,000 of Series 5 Senior Guaranteed Notes due in 2002. The Notes will be fully and unconditionally guaranteed by its U.S. subsidiary, Loewen Group International, Inc.

The debt offering will be managed by an underwriting group led by Goldman Sachs Canada and is subject to normal regulatory approvals. Net proceeds of the offering will be used to reduce revolving credit facilities pending use for the Loewen Group's acquisition program. Closing of the debt offering is expected to take place on or about September 19,



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1997.

The Notes have been given investment grade credit ratings of BBB (low) by the Dominion Bond Rating Service Limited and B++ by the Canadian Bond Rating Service. The Notes have not been, and will not be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets and offers services both at time of need and on a pre-need basis. The Company employs approximately 17,000 people and owns or operates some 1,000 funeral homes and 400 cemeteries in the United States and Canada. Approximately 90% of the Company's revenue is derived from the United States.



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